ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.
AGREES TO ACQUIRE BIO MED SCIENCES

* ACQUISITION ACCRETIVE TO EARNINGS *

Addison, Texas, July 9, 2008; ULURU Inc. (AMEX: ULU) announced today that it has signed a definitive agreement to acquire Bio Med Sciences Inc. (“Bio Med”) for $10 million subject to adjustment based on revenue targets. Bio Med is a privately-held specialty wound care, burn care and scar management company with an established presence with burn specialists and plastic surgeons.

The purchase price will be paid in two installments, $7 million at closing and $3 million 6 months after closing. At the election of the Company, up to $3 million of the purchase price can be paid in Company common stock. The Company plans to fund the acquisition through internally generated funds supported by revolving and term debt. The closing of the acquisition is subject to customary closing conditions, including shareholder approval by Bio Med. Bio Med is a profitable company and the acquisition will be immediately accretive to the Company’s consolidated earnings.

Bio Med has a range of wound, burn care and scar management products developed from its patented Silon® film technology. The patents covering this technology extend beyond 2020. The products have unique features which allow them to be clearly differentiated in these markets. Bio Med has a well recognized presence in the burn care market where their scar management product line has a market leadership position.

The acquisition of Bio Med will give ULURU additional complimentary products, manufacturing, product development and other resources along with a commercial base to more rapidly develop a strong presence in the wound and burn care markets. The acquisition of Bio Med will provide ULURU with the following strategic benefits:

•	Established relationships with many key opinion leaders in the wound and burn care market.
•	A complementary product line that has potential for significant growth with a direct sales effort.
•	An established customer service and support group that can service both product lines.
•	An experienced wound care medical specialist to support the sales effort and provide clinical assistance to the medical profession.
•	Product distribution capabilities.
•	Extensive regulatory experience having successfully obtained 10 medical device 510 (k) approvals from the FDA.
•	Considerable biomaterial engineering and medical product development expertise.
•	Expertise and capabilities that further expands our infrastructure to support the development and marketing of current and future products.
•	Control over the manufacture of the OraDisc™ range of products, which are currently being manufactured by Bio Med.
•	Significant reduction in the cost of OraDisc™ and the potential for future cost reductions for the wound care line of products.
•	Significantly reduces contract development expenses for OraDisc™.
•	Operating expense synergies.

Commenting on the acquisition, Kerry P. Gray President and CEO of ULURU stated “This acquisition will give us additional resources to more rapidly penetrate the burn and wound care markets with Altrazeal™ as Bio Med has extensive relationships in these markets and is a recognized and well respected company in this field. In addition to the significant benefits we expect to derive from expense and manufacturing cost savings, the product lines are complementary enabling us to leverage our sales force and maximize revenues from each sales call. The Bio Med product line will benefit greatly from a more extensive direct selling effort. Altrazeal™ will also benefit as our sales representative can take advantage of the established Bio Med relationships to gain more rapid access to key opinion leaders and burn and wound centers.”

Mark E. Dillon, President and Founder of Bio Med stated, “The organizations and product lines are very complimentary with both companies contributing synergistic expertise that do not overlap. I am excited with the possibilities that this merger creates. It provides the opportunity to maximize the revenue potential of Bio Med’s existing product lines and allows Bio Med to contribute to the marketing success of Altrazeal™. The companies have successfully worked together for over 7 years developing and manufacturing OraDisc™, and given the focus of both companies, ULURU is an ideal merger partner.”

About ULURU Inc.:

ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management, oral care and plastic surgery products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its Hydrogel Nanoparticle Aggregate technology and innovative transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to  our expectation of earnings from the merged companies, the completion of the merger, acceptance in the marketplace for the Company’s product. These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007, Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and other reports filed by us with the Securities and Exchange Commission. The closing of the merger is subject to certain closing conditions and there can be no assurance that such conditions will be achieved or waived.